EX-99.p.6
                               CURIAN CAPITAL, LLC

                              17j-1 Code of Ethics


As an investment adviser, Curian Capital, LLC ("Curian") owes its clients, and the shareholders of any mutual fund for which it is adviser or subadviser, the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of Curian is to avoid any conflict of interest. In furtherance of this policy, the attached Jackson National Asset Management, LLC ("JNAM") Code of Ethics (the "Code") has been adopted by Curian pursuant to Section 8-Investment Advisers and Distributors of the Code. All Access persons and Advisory persons as defined in the Code have received copies of the Code.

The Code contains references to "Compliance Officer". For purposes of Curian's compliance with the Code, references to the Compliance Officer means Curian's Chief Compliance Officer, or a person designated by the Chief Compliance Officer to assume responsibility for a particular function (for example, to consider requests for pre clearance as defined in Section 5 (a)) or during a period of time (for example, during an absence of the Chief Compliance Officer).

The Chief Compliance Officer shall maintain records as defined in Section 7 of the Code and will make the records available to the relevant Trust or Fund upon request

Curian has supplemented JNAM's Code of Ethics with additional policies and procedures with respect to personal trading and material non-public information. These additional policies and procedures are set forth in:

o        Curian's Supplemental Code of Ethics; and
o        Curian's Insider Trading Policies and Procedures.

All Access persons as defined therein have received copies of the Supplemental Code of Ethics and Insider Trading Policies and Procedures from Curian's Compliance Department.



                                 CODE OF ETHICS

                               CURIAN CAPITAL, LLC

PURPOSE

The Board of Managers of Jackson National Asset Management, LLC (the "Adviser"), the Board of Directors of Jackson National Life Distributors, Inc. (the "distributor), the Board of Trustees of the JNL Series Trust, the Board of Trustees of JNL Investors Series Trust (JNL Series Trust and JNL Investors Series Trust are collectively referred to herein as the "Trust") and the Board of Managers of each of the JNL Variable Fund LLC, the JNL Variable Fund III LLC, the JNL Variable Fund IV LLC, the JNL Variable Fund V LLC, the JNLNY Variable Fund I LLC, and the JNLNY Variable Fund II LLC (each a "Fund", collectively the "Funds") have adopted this Code of Ethics ("Code") in accordance with the provisions of Rule 17j-1 under the Investment Company Act of 1940 ("Act"). Its purpose is to govern the personal investment activities of those persons who are involved in, or who are in a position to gain information regarding, investment recommendations and decisions with respect to the portfolio activities of the Trust or a Fund. Each such person is hereby required to conduct his or her personal securities transactions in accordance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of such person's position of trust and responsibility. Further, no such person shall take inappropriate advantage of his or her position with the Trust or a Fund; and each such person shall be under a duty at all times to place the interests of the shareholders of the Trust or a Fund, as applicable, before his or her own interests.

Section 1 - Definitions

(a)  "Access person" means

     (i) any trustee, manager (with respect to the Funds), officer, general partner or Advisory person of the Trust or a Fund or of the Trust or Fund's investment adviser; and

     (ii) any director, officer or general partner of the distributor who in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of a Security by the Trust or a Fund for which the distributor acts, or whose functions or duties, in the ordinary course of business relate to the making of any recommendation to the Trust or a Fund regarding the purchase or sale of a Security.

     However, a person does not become an Access person simply by virtue of the following:

     (i)  normally assisting in the preparation of public reports,  or receiving
          public   reports,   but  not  receiving   information   about  current
          recommendations or trading; or

     (ii) a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

     The Compliance officer shall determine those persons who are Access persons of the Trust or a Fund.

(b) "Advisory person" means any employee of the Trust or a Fund or investment adviser or of any company in a control relationship to the Trust or a Fund or investment adviser, or any natural person in a control relationship to the Trust or a Fund or investment adviser, who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of a Security by the Trust or a Fund, or whose functions relate to the making of any recommendations or providing information or advice to the Trust or a Fund with respect to such purchases or sales.

(c) A "Security held or to be acquired" by the Trust or a Fund means any Security which, within the most recent 15 days, (i) is or has been held by the Trust or a Fund, as applicable, or (ii) is being or has been considered by the Trust or a Fund for purchase, as applicable.

(d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access person has or acquires.

(e) "Control" means the power to exercise a controlling influence over the management or policies of the Trust or a Fund, unless such power is solely the result of an official position with the Trust or a Fund.

(f) "Disinterested person" means a trustee of the Trust or a member of the Board of Managers of a Fund who is not an "interested person" of the Trust or Fund, as applicable, within the meaning of Section 2(a)(19) of the Act.

(g) "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security.

(h) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, Securities issued by the Government of the United States, short term debt Securities which are "Government Securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as may be designated by the applicable Board.

(i) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(j) "Personal investment transaction" means a transaction by an Access person for the direct or indirect purchase or sale of a Security in which such Access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

(k) "Compliance officer" means an officer of the Trust or a Fund, as applicable, responsible for administering this Code.

(l) "Investment Personnel" of the Trust or a Fund or of the Trust or Fund's investment adviser means (i) any employee of the Trust, Fund or investment adviser (or of any company in a control relationship to the Trust, Fund or investment adviser) who, in connection with his or her regular function or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Trust or Fund; or (ii) any natural person who controls the Trust, Fund or investment adviser and who obtains information concerning recommendations made to the Trust or Fund regarding the purchase or sale of Securities by the Trust or Fund.

(m) A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

Section 2 - Prohibited Purchases and Sales

(a) It is a policy of the Trust and each Fund that information with respect to current portfolio transactions of the Trust or Fund, as applicable, be kept confidential. No Access person shall take personal advantage of any information concerning prospective or actual portfolio transactions in any manner which might prove detrimental to the interests of the Trust or Fund.

(b) No Access person shall use his position to gain personal benefit through work relationships. No such person shall attempt to cause the Trust or a Fund to purchase, sell or hold a particular security when that action may reasonably be expected to create a personal benefit to the Access person.

(c) No Access person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Trust or a Fund:

     (i)  Employ any device, scheme or artifice to defraud the Trust or a Fund;

     (ii) Make to the Trust or a Fund any untrue statement of a material fact or omit to state to the Trust or a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (iii)Engage in act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or a Fund; or

     (iv) Engage in any manipulative practice with respect to the Trust or a Fund.

(d) No Access person shall engage in a Personal investment transaction with respect to any Security which to his or her actual knowledge at the time of such transaction:

     (i) is being considered for purchase or sale by the Trust or a Fund, as applicable, or any other investment company for whom the investment adviser to the Trust or a Fund or any of its sub-advisers serves as investment adviser; or

     (ii) is the subject of a pending buy or sell order by the Trust or a Fund or any other investment company for which the investment adviser or any of its sub-advisers serves as investment adviser.

(e)  No Access person shall:

     (i) engage in any Personal investment transaction for the acquisition of a Security in an initial public offering;

     (ii) profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. Any profits realized on such short term trades shall be disgorged by way of anonymous contribution by such Advisory person to a public charity, or as otherwise determined by the appropriate Board;

     (iii)receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Trust or a Fund;

     (iv) serve on the board of directors of any publicly traded company, unless prior authorization therefor by the applicable Board has been given after a determination by the Board that such service is consistent with the interests of the Trust or a Fund and its shareholders. Where such approval is given, such Advisory person is prohibited, during the period of such service and for a 6 month period thereafter from (1) engaging in any communication regarding such company with any other Advisory person, and (2) causing any Series with respect to which he or she is an Advisory person to purchase any security issued by such company; or

     (v) participate in any consideration of whether the Trust or a Fund should invest in securities of an issuer in which such Advisory person has invested through a Limited Offering without disclosing such investment of the Advisory person to the other participants. Under such circumstances, the decision to purchase securities of the issuer by the Trust or a Fund shall be subject to the independent review by appropriate Advisory persons (or corresponding personnel of the investment adviser or appropriate sub-adviser) having no personal interest in the matter.

(f) No Access person of the Trust, Fund, investment adviser or distributor may directly or indirectly acquire beneficial ownership in any securities in a Limited Offering without prior approval from the Trust, Fund or investment adviser.


Section 3 - Exempted Transactions

(a) The prohibitions of Sections 2(d) and 2(e)(ii) and the pre-clearance requirement of 5(a) of this Code shall not apply to:

     (i) Purchases or sales effected in any account over which the Access person has no direct or indirect influence or control.

     (ii) Purchases or sales of Securities which are non-volitional on the part of either the Access person or the Trust or a Fund, as applicable.

     (iii) Purchases which are part of an automatic dividend reinvestment plan.

     (iv) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (v) Purchases or sales of equity securities which, at the time of such purchase or sale, are included within the Standard & Poor's 500 Index.

     (vi) Purchases or sales or options thereon of index replicated exchange traded funds.

     (vii)Purchases  or  sales  of  Securities  held  or  to  be  acquired,   or
          considered for purchase or sale, only by a Fund which has as its investment objective the replication of an index of securities and

     (viii) the trustees and managers who have no actual knowledge of the Trust's or a Fund's trading activities


Section 4 - Reporting Requirements of Access Persons

(a) Unless excepted by Section 4(b) of this Code, every Access person shall report to the Trust or Fund or investment adviser:

     (i) Initial Holdings Report. No later than 10 days after the person becomes an Access person, the following information:

          (A) The title, number of shares and principal amount of each Security in which the Access person had any direct or indirect beneficial ownership when the person became an Access person;

          (B) The name of any broker, dealer or bank with whom the Access person maintained an account in which any securities were held for the direct or indirect benefit of the Access person as of the date the person became an Access person; and

          (C)  The date that the report is submitted by the Access person.


     (ii) Quarterly Transaction Reports. No later than 10 days after the end of the calendar quarter, the following information:

          (A) With respect to any transaction during the quarter in a Security in which the Access person had any direct or indirect beneficial ownership:

               (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

               (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) The price of the Security at which the transaction was effected; (4) The name of the broker, dealer or bank with or through which the transaction was effected; and (5) The date that the report is submitted by the Access person.

          (B) With respect to any account established by the Access person in which any securities were held during the quarter for the direct or indirect benefit of the Access person:

               (1) The name of the broker, dealer or bank with whom the Access person established the account;

               (2) The date the account was established; and (3) The date that the report is submitted by the Access person.

     (iii)Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

          (A) The title, number of shares and principal amount of each Security in which the Access person had any direct or indirect beneficial ownership;

          (B) The name of any broker, dealer or bank with whom the Access person maintains an account in which any securities are held for the direct or indirect benefit of the Access person; and

          (C)  The date that the report is submitted by the Access person.

          Any such reports may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(b)  Exceptions from Reporting Requirements

     (i) An Access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

     (ii) An Access person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust, Fund or investment adviser with respect to the Access person (a) if made in the same time period as required for such Quarterly Transaction Reports and (b) if all of the information required for such reports is contained in the broker trade confirmations or account statements, or in the records of the Trust, Fund or investment adviser.

     (iii) A Disinterested person need not make:

          (A)  Initial Holdings Reports and Annual Holdings Reports; or

          (B) A Quarterly Transaction Report unless the Disinterested person, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust or member of the Board of Managers of a Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction, such Security was purchased or sold by the Trust or Fund or was being considered by the Trust or Fund or its investment adviser for purchase or sale by the Trust or Fund, as applicable.

(c) Notification of Reporting Obligations. Each Trust, Fund, investment adviser and distributor must identify all Access persons who are required to make reports under this Code and must inform such persons of their reporting obligations.

Section 5 - Compliance Procedures

(a) No Access person, except a Disinterested person, shall engage in a Personal investment transaction unless such transaction has been submitted to, and approved by, the Compliance officer in advance of the transaction. The Compliance officer shall make all such approvals only after making a determination that the proposed transaction would not be inconsistent with this Code or that such purchases or sales would only be remotely potentially harmful to the Trust or a Fund because it would be very unlikely to affect a highly institutional market, or that it would not be economically related to the Securities to be purchased, sold or held by the Trust. For purposes of the preceding sentence, the prohibitions of Section 2(d) shall be applied without regard to the requirement of actual knowledge contained in such Section. In the case of a proposed Personal investment transaction for the acquisition by an Advisory person of a Security in a Limited Offering, the Compliance officer shall confer with appropriate representatives of the investment adviser to determine whether such investment opportunity should be reserved for the Trust or a Fund, as applicable; and the Compliance officer shall not approve such transaction if it appears to him or her, after appropriate inquiry, that (1) the opportunity should be reserved for the Trust or a Fund; or (2) such opportunity has been offered to the Advisory person by virtue of his or her position with the Trust or a Fund.

(b) Every Access person, other than a Disinterested person, shall direct each broker through whom he or she engages in any Personal investment transaction to supply the Compliance officer with duplicate copies of (1) all confirmations of such transactions, and (2) periodic statements of all securities accounts. Such directives shall require the broker to transmit such duplicate copies within five days after the original has been transmitted to such Access person.

(c)  Each Access person shall certify annually that such Access person:

     (i)  has read and understands this Code;

     (ii) recognizes that he or she is subject thereto;

     (iii) has complied with all requirements thereof; and

     (iv) has  disclosed  or  reported  all  Personal  investment   transactions
          required to be disclosed or reported pursuant to the requirements thereof.

(d) The Compliance officer shall formulate and implement procedures to carry out the provisions of this Code, including the adoption of appropriate questionnaires and reporting forms reasonably designed to provide sufficient information to determine whether any provisions of this Code are violated. Such procedures shall include procedures reasonably necessary to monitor the Securities trading activities of Access persons after approval of Personal investment transactions pursuant to Section 5(a) of this Code. The Compliance officer shall prepare an annual report to the Boards of Trustees and Managers (1) summarizing the existing procedures concerning personal investing by Access persons, including any changes made to such procedures during the period covered by the report; (2) identifying any violations requiring significant remedial action during such period; (3) identifying any recommended changes in existing procedures based upon the Trust's or Fund's experience under this Code, evolving industry practices, or developments in applicable laws or regulations; and (4) certifying that the Trust, Fund,investment adviser or distributor have adopted procedures reasonably necessary to prevent Access persons from violating this Code.

(e) Any person becoming aware of a violation or an apparent violation of this Code of Ethics shall report such matter to the appropriate Board.

Section 6 - Sanctions

The Board shall review any violation or apparent violation of this Code of Ethics and may adopt and apply whatever sanctions it may determine appropriate in respect of such violation, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

Section 7 - Record Maintenance

(a) Each of the Trust and Fund shall, at its principal place of business, maintain records in the following manner:

     (i) A copy of this Code of Ethics and any Code of Ethics adopted pursuant to Rule 17j-1 under the Act which within the past five years has been in effect, shall be preserved in an easily accessible place;

     (ii) A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

     (iii)A copy of each report made by an Access person pursuant to this Code of Ethics shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

     (iv) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

     (v) A copy of such prior clearance procedure for securities transactions as the Compliance officer shall from time to time determine.

     (vi) A copy of each report required by Section 5 (d) of this Code shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(b)  The  Trust,  Fund or  investment  adviser  must  maintain  a record  of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Securities under Section 2(f) of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

Section 8 - Investment Advisers and Distributor

Personnel of the investment adviser, any sub-adviser or distributor of the Trust or a Fund who are "Access persons" may, as an alternative to complying with the foregoing provisions of this Code, comply with the requirements of a code of ethics adopted pursuant to Rule 17j-1 under the Act by such investment adviser, sub-adviser or distributor; provided that:

(a) Such code of ethics meets the requirements of Rule 17j-1 under the Act and has been previously approved by the Board;

(b) Such code of ethics applies to the activities of the Access person as they relate to the Trust and the Funds; and

(c) Such investment adviser, sub-adviser or distributor submits a report to the appropriate Board on a quarterly basis, which report shall (1) identify the Access persons associated with it that are relying on this Section 8; (2) certify that the conditions of Section 8(a) and 8(b) have been met at all times during the period covered by the report; and (3) either certify that no violation of such code of ethics by any such Access person has occurred during the period covered by the report, or identify all such violations. The report shall be accompanied by appropriate documentation.

(d)  Such  investment  adviser,   sub-adviser  or  distributor  shall,  no  less
     frequently than annually, furnish a written report to the Trust or Fund that

     (i) Describes any issues arising under the investment adviser's, sub-adviser's or distributor's code of ethics or procedures since the last report to the Board of trustees or managers, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

     (ii) Certifies that such investment adviser, sub-adviser or distributor has adopted procedures reasonably necessary to prevent Access persons from violating its code of ethics.